Exhibit 99.2

Genasys Inc. (NASDAQ:GNSS) Q1 2024 Earnings Conference Call February 13, 2024 4:30 PM ET

Company Participants

Brian Alger - Senior Vice President of Investor Relations and Corporate Development

Richard Danforth - Chief Executive Officer

Dennis Klahn - Chief Financial Officer

Conference Call Participants

Scott Searle - Roth MKM

Brian Colley - Stephens

Mike Latimore - Northland Capital

Ed Woo - Ascendiant Capital

Martin Yang - Oppenheimer

Operator

Good day, ladies and gentlemen, and welcome to the Genasys' Fiscal First Quarter 2024 Conference Call. All lines have been placed on a listen-only mode, and the floor will be open for questions and comments following the presentation. [Operator Instructions]

At this time, it is my pleasure to turn the floor over to your host, Brian Alger, SVP of Investor Relations and Corporate Development. Welcome, Brian, the floor is yours.

Brian Alger

Thank you, Karen. Good afternoon, everyone. Welcome to Genasys' fiscal quarter fiscal 2024 financial results conference call. I'm Brian Alger, SVP of Investor Relations and Corporate Development for Genasys. Today's earnings release is available up on our corporate website in the Investor section. And it should be crossing the wires any moment now. There has been a delay with our filing service, and we apologize for the delay in this call. But for those of you looking for the numbers and looking for our commentary, you can find it on the website right now, or it should, as I said, cross the wires just shortly.

With me on today's call today is Richard Danforth, our CEO; and Dennis Klahn, the company's CFO. During today's call, management will make forward-looking statements regarding the company's plans, expectations, outlook, and future financial performance that involve certain risks and uncertainties. The company's results may differ materially from the projections described in these forward-looking statements. Factors that might cause such differences and other potential risks and uncertainties can be found in the Risk Factors section of the company's Form 10-K for the fiscal year ended September 30, 2023. Other than the statements of historical fact, forward-looking statements made on this call are based only on the information and management's expectations as of today, February 13, 2024. We explicitly disclaim any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

We will also discuss non-GAAP financial measures in the operational metrics, including adjusted EBITDA, bookings, backlog, and adjusted net loss, which we believe provide helpful information to investors with respect to evaluating the company's performance. For reconciliation of adjusted EBITDA to GAAP financial metrics, please see the table in the press release issued by the company at the close of the market today. As I said, it should be coming across any moment.

We consider bookings and backlog leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal operational metric that measures the total dollar value of customer purchase orders executed in a given period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that are scheduled to ship within the next 12 months. Finally, a replay of this call will be available, in approximately four hours, through the Investor Relations page on the company's Web site.

Now, at this time, it's my pleasure to turn the call over to Genasys' CEO, Richard Danforth. Richard?

Richard Danforth

Thank you, Brian, and welcome, everyone. The strategic vision of Genasys Protect is being realized. Yesterday's announcement describing the integrated use of Genasys' cloud-based software and hardware for 37 dams in Puerto Rico is only the most recent example of our differentiated approach to protective communications. To recap, Genasys has been selected through a competitive solicitation to engineer, procure, and install a comprehensive emergency warning system for 37 dams on the island of Puerto Rico. Genasys had the highest score, beating the competition in all evaluation categories. This project has been fully funded by FEMA, and is expected to generate $60 million to $70 million of revenue for Genasys.

More than $50 million of hardware revenue is expected to be installed over the planned 18-month project line. Importantly, all of the sensors, data streams, and communication channels will be managed with the Genasys Protect software. In addition to approximately $1.9 million for a three-year software license, it is expected that we will also provide hardware maintenance services that could generate between $3 million and $10 million, depending on the length of the maintenance agreement. Our investments in developing the Genasys Protect software drove the selection for the Puerto Rico project. As a result, not only we would generate recurring revenues, but we will also be delivering more than a full-year's of incremental hardware revenue for this project.

The selection of Genasys Protect's platform, including both hardware and software for the Puerto Rico Dam Emergency Warning System is yet another example of the differentiation of our approach to protective communication. Already in fiscal '24, we have been selected for a multiyear engagement Los Angeles County, a county with more residents than most states in the Union, the Department of Corrections for the entire state of Utah, and most significantly the project I just outlined for the island of Puerto Rico. Our engagements are getting larger, but they're also becoming more comprehensive as the advantages of our platform approach became more evident.

Our transition to a more balance hardware-software company is well underway. Our Software business continues to gain momentum and build sale. Synergies from the acquisition of Evertel are beginning to be realized. And as a result, ARR for our CONNECT business grew nearly 18% sequentially in the first quarter as part of Genasys Protect. Similarly, we are getting significant leverage from our partnership with Ladris, which provides our Traffic AI solution. Recurring software revenue grew 85% year-over-year. Total realized ARR exiting the fiscal first quarter was $5 million. And we expect to exit our second fiscal quarter with nearly $7 million of ARR.

Coming into this year, we had exceptional low hardware backlog. And as we communicated in early December, we expected financial results to be heavily weighted towards the second-half of the fiscal year. Though quarterly revenues were substantially lower than prior year, hardware bookings were in line with first quarter historical averages, and up nearly 90% versus the prior year's quarter. Dennis will provide more detail on the hardware revenues momentarily.

As we look out over the remainder of our fiscal 2024, we see a growing need for protective communications in communities, enterprises, and critical infrastructure across the globe. Too many events, including natural disasters, civil unrest, and geopolitical tension, require a more complete solution to protect the various constituents. Mass notification messages and 60-year-old sirens are not adequate. More is expected, and frankly, deserved. Internationally, we are finally beginning to see our hardware business recover. And we are also seeing new and growing interest for our software solutions as well.

Recent wins and the continuing deal activity and pipeline expansion give us greater confidence in our second-half of '24 and our fiscal 2025 outlook. Unchanged from our outlook in December, we are confident that the software revenues for fiscal 2024 will at least double over fiscal 2023. We continue to see a very back-end loaded year for our hardware business. Though there remains near-term uncertainty around the timing of the U.S. federal budget approval, recent bookings and the Puerto Rico selection bolster our confidence in approaching fiscal 2022 levels of hardware revenue, despite the exceptional low performance in the first quarter.

Based on our assumptions that the U.S. federal budget is approved in the March time frame, we expect to be profitable on our adjusted EBITDA basis in the second-half of 2024. On a full year, we continue to expect to report a negative adjusted EBITDA, though improved quite a bit from fiscal 2023.

Now, I will turn the call over to Dennis to go through the financials and outlook in greater detail. Dennis.

Dennis Klahn

Thank you, Richard. In 2023, we successfully grew our recurring software revenues each quarter. In the first quarter of fiscal 2024, that growth accelerated to 85% year-over-year.

Revenues for the first quarter of this fiscal year for $4.4 million, a decrease of 58% over the prior year's record first quarter revenue. As compared to the same prior year period, total software revenue increased 57% to $1.4 million. And to reiterate, our recurring software revenues were up 34% sequentially and nearly 85% year-over-year. More than offsetting that growth, hardware revenue decreased 72% to $2.9 million. As Richard mentioned, Genasys started fiscal 2024 with exceptionally low hardware backlog.

In addition to a low backlog entering the quarter, we also had nearly $1.5 million of revenue that was booked and built during the December quarter, but the U.S. government was unable to pick up the orders until the first week of January.

Gross profit margin was 34% in the fiscal first quarter, a decline of 12 percentage points or $3.4 million in the prior year period. The drop in gross profit was attributable to lower hardware revenue in this year's quarter and the related reduction in overhead absorption.

On a more positive note, software gross margins improved nearly 15 percentage points year-over-year. Quarterly operating expenses, including the first quarter of Evertel expenses, were $8.7 million, up 5% from $8.3 million in the first quarter of fiscal 2023. The increase was primarily tied to the acquisition.

On a GAAP basis, our first fiscal quarter operating loss was $7.2 million, compared to a loss of $3.5 million in the year-ago quarter.

Adjusted EBITDA, which excludes non-cash stock compensation, was a negative $6.1 million, compared to last year's negative $2.4 million. The year-over-year decline in adjusted EBITDA was due to the lower hardware revenues and subsequent reduced overhead absorption.

Cash, cash equivalents, and marketable securities totaled $13.6 million as of December 31, 2023, compared with $10.1 million as of the prior year-end. Cash used in operating activities in the first fiscal quarter was $5.7 million, while the working capital increased $1.5 million.

As Richard mentioned, we continue to expect software revenues to at least double in fiscal 2024, and hardware revenues should rebound close to fiscal 2022 levels. We continue to expect adjusted EBITDA loss to improve in fiscal 2024 and fiscal 2023.

And now, I'd like to open the call to Q&A. Operator?

Question-and-Answer Session

Operator

Thank you. [Operator Instructions] And we'll take our first question from Brian Colley from Stephens. Please go ahead, Brian.

And it looks like we've lost Brian. So, we will move to Scott Searle from Roth MKM. Please go ahead, Scott.

Scott Searle

Hey, good afternoon, and thanks for taking the questions. Maybe just to quickly dive in, in the comfort level for the hardware ramp in the second-half of this year. Just want to clarify, again, you were talking about a recovery to past historic levels. It really implies that back-end-loaded ramp starting in June and September. I think you gave the caveat of U.S. budgetary approval, I think, for the continuing resolution, which is now targeted at March. I was wondering if you could provide a little bit more color around that, the timing of the budgetary potential resolution, and how much of the pipeline in backlog is actually tied to that.

Richard Danforth

Scott, the March date I think is the third date they've given so far, and with the extension, so we'll see. But we have an Army program that we -- it is a new Army program that we have expectations for revenue in this fiscal year. I don't we've put out -- have we put out anything about what we thought it would be? Not yet? But it's a significant number for us. So, we'll see. That's the most significant thing. There'll be other ancillary issues where there can be no new starts under a CR. And we get lots of hardware and software through grants. No budget will have an effect on that. So, it can be a significant hit to us if it doesn't pass.

Scott Searle

Got you. And maybe just to follow up on that, Rick. In terms of the overall opportunity pipeline, it seems like the funnel had been growing. You'd given some metrics, I think, on the past call. I'm wondering if you could just indicate what you're seeing sequentially, have things been growing even though they haven't been coming out the bottom of the funnel? Is that getting lager? And in your --

Richard Danforth

It is.

Scott Searle

-- opening remarks, you talked a little bit more about civil unrest and geopolitical tensions, which has not necessarily been like, I'd say, the core staple of your business. Is that becoming a bigger portion of the pipeline going forward?

Richard Danforth

A civil unrest involves local police. Almost every local police agency in the United States has some LRADs. So --

Dennis Klahn

And navies around the world.

Richard Danforth

Yes, it can -- it certainly can drive demand, particularly for LRAD hardware. To answer your question on the pipeline, it continues to grow. When we talk about pipeline, we don't usually include some of the large opportunities, like the one we announced with Puerto Rico. And we continue to see the pipeline grow. We continue to increase and look at our forecast for bookings, some of what slipped last quarter or last year all year long, have started to close. And we remain optimistic for the year, with an outlook unchanged from our prior conference call. [Multiple speakers] second-half or --

Scott Searle

It made sense just to clarify though. So, the previous pipeline that you guys had talked about though, so did not reflect Puerto Rico, is that correct? The larger opportunities like that are not having a full amount put into them?

Richard Danforth

Correct.

Scott Searle

And secondly, I wonder if you could just talk a little bit about Evertel and the cross-selling opportunities, how that's being received and what your outlook is for the second-half of this year? Thanks.

Richard Danforth

Yes, as I -- you are correct; the large opportunities are usually kept separate from our pipeline. In terms of Evertel, Evertel, in one quarter, has grown their ARRs, as I said, by 18%. The cross-selling opportunities have begun. We recently re-upped; I think it was, Marin County. Was it Marin?

Dennis Klahn

For what?

Richard Danforth

For -- just for re-up for an EVAC --

Scott Searle

Just within Marin.

Richard Danforth

-- and sold them Evertel. So, the re-up, Dennis, correct me if I'm wrong, but the summary --

Dennis Klahn

No, it wasn't Marin, but we have --

Richard Danforth

But it was re-upped for EVAC at 250k --

Dennis Klahn

And Ladris.

Richard Danforth

And add Ladris on top of it, so 390k.

Dennis Klahn

Yes.

Richard Danforth

That kind of a thing. So, we're selling to the same people, Scott.

Scott Searle

Great, thanks. I'll get back in the queue.

Operator

Thank you. And next, we'll go to Brian Colley from Stephens. Please go ahead, Brian.

Brian Colley

Hey, guys, thanks for taking my question. So, it seems like the Puerto Rico contract should kind of get you close to hitting your FY '26 targets next year. I'm curious if you view that as a new base off of which you can grow or if we should see a decline in the hardware revenue once Puerto Rico rolls off?

Richard Danforth

Well, Puerto Rico will provide substantial revenues in our fiscal 2025, for sure. We'll have to win something like that. We'll build the pipeline even larger with the normal LRAD stuff. So, it's hard to replace a $60 million to $70 million one-time order. However, this puts us in a different position in the critical infrastructure protection marketplace, that there are dam projects all around the world, there are dam project here in San Diego, there are dam projects in South America and Europe that we are chasing, not to the size of Puerto Rico, but it will certainly give us great credentials and a calling card to further the CIP kind of vertical.

Brian Colley

Got it. And then, in terms of the cadence of revenue for Puerto Rico, how should we think about the split between FY '25 and this year? Should you maybe -- should it be 80% next year, 20% this year or more heavily --

Richard Danforth

It'll largely be next year. So, the current schedule, Brian, is there's a six-month process to get approval on all of the dam designs. That will put us at the end of our fiscal 2024. And then the vast majority of the revenue will occur in the fiscal 2025.

Brian Colley

Okay, got it. That's helpful. And then also, I was curious if you could provide an update on the CROWS order and your confidence level in getting that award?

Richard Danforth

It's pending a DoD budget. So, as soon as -- if that goes, Brian, the CROWS will go as well.

Brian Colley

Got it, okay. And then last question for me is I was hoping you could maybe just talk about the software pipeline. How that's trending relative to your expectations, and what the composition of that pipeline looks like between CONNECT, ALERT, and EVAC, where you're seeing the most demand today?

Richard Danforth

ALERT and EVAC represent the biggest dollar volume of our software offerings. The CONNECT, we're just getting started on. And those are a lower dollar value software sale. The Ladris piece, as I mentioned a moment ago, we can have a pretty good uptick in both ARR and revenue from that, as I mentioned the 390k just for one county. So, the pipeline is dominated by ALERT and EVAC.

Dennis Klahn

And maybe just as a follow on to that, Brian, and this was in Richard's prepared remarks, the value of the entire platform is becoming more and more real. So, where we've already sold EVAC we are seeing increasing, accelerated, et cetera, interest in our other offerings, whether that's CONNECT, ALERT, Traffic AI, et cetera, and oh by the way, also ACOUSTICS. It really should be apparent to everyone that the Genasys Protect platform, that includes both software and hardware, has an enormous potential. Puerto Rico is a Genasys Protect win. Without the software, we would not have won that RFP opportunity. It's the software that got us in there, and as a result you're seeing over $50 million of hardware from one order, from the software differentiation.

Brian Colley

Got it. Thank you for the time, gentlemen.

Richard Danforth

Thank you.

Operator

And we'll take our next call from Mike Latimore from Northland Capital. Please go ahead, Mike.

Mike Latimore

All right, great, thanks. Yes, on the hardware bookings in the first quarter, can you -- did you give a number there? I'm not sure I heard that or you said -- I think you said it got back to normal, but can you give a little more detail on the hardware bookings in the first quarter?

Richard Danforth

Sure. Historically, hardware bookings in Q1 is the lowest quarter. But what we achieved in this first quarter is consistent with other first quarters, albeit substantially higher than what we booked in fiscal '23 first quarter. So, it's a small win. In fact, it's almost double what we booked in Q1 of '23 versus '24.

Mike Latimore

Okay, got it. On the CROWS deal, if that's approved or this budget passes, how much of that business would you see this year versus over multiple years?

Richard Danforth

Well, if you assume a budget gets passed by March 8, it's as soon as we probably would see any money flow would be, I don't know, end of June. So, there would only be a couple of months left in our fiscal year at that point. And it is a new program, which means there'll be a start-up phase that we haven't had to deal with for the U.S. Army in many years. So, it'll be a little slower at the start and a strong finish.

Mike Latimore

Got you.

Richard Danforth

Mike, remember, like our previous program of record, each year there's a new purchase order placed against the programmer record. The same is expected to be true for CROWS.

Mike Latimore

Yes. Okay, makes sense. In terms of your SaaS software or SaaS pipeline, how much of the pipeline is a prospect wanting one part of the stack versus sort of the full software stack?

Richard Danforth

It's a significant mix. And as Brian mentioned, we often get competitive RFPs for ALERT. And we will always answer those introducing EVAC. And as I mentioned in prior calls is a couple of large counties where we did that. And after the award of [Aramco] (ph) came, we went into a negotiation with EVAC and subsequently booked those orders. So, the cross-selling opportunity is clearly there, and we've achieved it. And it's continued with the Evertel piece as well.

Mike Latimore

Great. And then, just last on the Puerto Rico deal, you said 50 million hardwares. So, overall, what are you considering gross margin to be? And do you have to add much OpEx to sort of deploy this thing?

Dennis Klahn

We'll have OpEx for -- well, we don't have a significant increase in OpEx expected for the island of Puerto Rico. What was the other question?

Mike Latimore

The gross margin.

Richard Danforth

Oh, gross margin. Gross margin on the hardware coming out of the factory in San Diego will be consistent with historical actuals. And the equipment that is -- the equipment and services will typically be a lower gross margin than our hardware gross margin, but still a significant contributor to the company.

Mike Latimore

Okay, great. Thank you.

Operator

Thank you. And next, we'll go to Ed Woo from Ascendiant Capital. Please go ahead, Ed.

Ed Woo

Yes, just a clarification on the gross margin that you mentioned. On these bigger deals, why wouldn't you have much better leverage considering the contracts are that much which bigger was pricing a big determinant for winning the contract?

Dennis Klahn

Yes, no multiple award criteria price was worth 35%, but don't mistake this order will give significant contribution margin to the company.

Ed Woo

Great and I'll see what --

Dennis Klahn

That $50 million, Ed, approximately, that's bigger than most years of hardware. So, if you have that plus our normal business, you're going to have significant absorption and gross margins on the balance of the business, balance of the base of the factory will enjoy the improvement, the improvement to the contribution margin from normal activities.

Ed Woo

Great. And this win and obviously last year's win with Aramco, should we anticipate much bigger type of deals going forward? Are you guys specifically targeting much bigger deals?

Richard Danforth

Well, the Genasys Protect platform approach is introducing larger deals to us. In the case of Puerto Rico, if you look at the traditional competitors we face in hardware and software, they weren't in the picture. So, Genasys as a company was the most qualified to respond to that RFP and was reflective in the scores that the customer gave us. So, I think, yes, we will continue to pursue larger opportunities to exploit the Genasys Protect platform capabilities around the world.

Ed Woo

Great. Well, thank you and congratulations again.

Richard Danforth

Thank you.

Operator

[Operator Instructions] And then, we'll take our next question from Martin Yang from Oppenheimer. Please go ahead, Martin.

Martin Yang

I think given the question; I think you answer part of my -- the first question I have regarding OpEx associated with Puerto Rico. I know there's not a lot of increase, but if anything changed for OpEx for Puerto Rico project, what would it be? And should we assume a major operating leverage coming from the Puerto Rico project?

Dennis Klahn

So, the second question first, yes, of course. That's what I think I just said, talked about that. The contribution margin that it will avail will be significant. And as I said, the base business will also benefit from that increased absorption.

From an OpEx perspective, travel will go up, we will hire more people on the island, but it's a single digit kind of number. I don't see us adding anybody in the factory. I don't see us adding anybody in purchasing or sales or marketing. So, I think it's nominal from a headcount perspective.

Martin Yang

Got it. Thank you. The second question is about your enterprise customers. Can you maybe give us an update on how are you seeing customer engagement and pipeline regarding your sales into the enterprise market?

Richard Danforth

Yes, for us, it's SLED first and enterprise to be opportunistic. Aramco fell into that and there's been several others. I don't think we've released anything on a win with those yet, but you'll see some coming shortly.

Martin Yang

Thank you. That's it for me.

Richard Danforth

Okay.

Operator

[Operator Instructions] Okay. And there appear to be no further questions. At this time, I'd like to turn the floor back over to Brian Alger for closing remarks.

Brian Alger

Great. Thank you, everyone, for participating in today's call. You should see the press release. It did cross the wire in the middle of our commentary. So, you can find it on our website. A replay of the call will be available on our website here shortly. For additional information and up-to-date news and activity regarding Genasys, our products, customers we serve, again, I'll strongly recommend that you follow us on our various social platforms, whether that's LinkedIn or X. We actively post and comment and a number of our customers do the same. So, to stay on top of things, I strongly encourage you all to follow us on those social networks. Otherwise, have a great night. We look forward to speaking with you again next quarter when we report fiscal second quarter 2024 results. Thank you.

Operator

Thank you. Ladies and gentlemen, this does conclude today's teleconference. We thank you for your participation. You may disconnect your lines at this time, and have a great day.